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                                                                      EXHIBIT 11

                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 6 to the registration statement on Form N-1A (the "Registration Statement") of Landmark VIP Funds of our report dated February 4, 1997, relating to the financial statements and financial highlights of each of the four funds comprising the Landmark VIP Funds, appearing in the December 31, 1996 Annual Report of Landmark VIP Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Condensed Financial Information" in the Prospectus and under the heading "Auditors" in the Statement of Additional Information.



/s/ PRICE WATERHOUSE LLP
    PRICE WATERHOUSE LLP
    Boston, Massachusetts
    April 28, 1997